Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 20, 2013, with respect to the consolidated financial statements included in the Annual Report of Aeolus Pharmaceuticals, Inc. (the “Company”) on Form 10-K for the years ended September 30, 2013 and 2012, which includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern.  We hereby consent to the incorporation by reference in the Registration Statements of Aeolus Pharmaceuticals, Inc. on Forms S-8 (File No. 333-12923, 333-53017, 333-33636, 333-94169, 333-58754, 333-99421, 333-98635, 333-98637, 333-115499, 333-121424, 333-121425, 333-141633, 333-173776 and 333-190770).

/s/ GRANT THORNTON LLP

San Diego, California
December 20, 2013